Exhbit 99.1

XTRA-GOLD RESOURCES CORP.

NEWS RELEASE	March 17, 2009

PRIVATE PLACEMENT

XTRA-GOLD RESOURCES CORP. (the ‘Company’) – ‘XTGR’ (OTCBB-NASD) is pleased to announce that it plans to conduct a Regulation S private placement for up to US$1,050,000. The Company is offering up to 1,500,000 units (the ‘Units’) at a price of US$.70 per share comprised of one share in the common stock of the Corporation (a ‘Share’) and one full common stock purchase warrant (a ‘Warrant’). Each Warrant will entitle the holder to acquire one Share at a price of US$1.00 per Share. The Warrants will be exercisable for a period of 24 months from the closing of the private placement. The Company may pay brokerage commissions, finders’ fees and/or similar compensation of 10% of the gross purchase price received for the Units.

About Xtra-Gold

Xtra-Gold Resources Corp. is a gold exploration company with our properties located in Ghana, West Africa.

For further information, please visit our website at www.xtragold.com. If you have any questions, please contact James Longshore at (416) 579-2274.